Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on the 22 day of December, 2008, by and between Tumi, Inc., a New Jersey corporation (the “Company”) and Jerome Griffith (“Executive”)

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive accepts such employment, upon the terms and conditions set forth in this Agreement, for the period beginning as of a date that is on or prior to April 1, 2009 as the parties shall mutually agree (the “Effective Date”) and ending upon his separation pursuant to Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and, unless Executive elects otherwise, the Company’s Affiliates, and shall have the normal duties, responsibilities, functions and authority of such positions.

(b) During the Employment Period, Executive shall report to the Company’s board of directors (the “Board”), and shall devote his efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the performance of his duties, responsibilities and functions to the Company and/or to the Company’s parent and any subsidiaries and affiliated companies of the Company hereunder. The Company’s parent and any and all of its subsidiaries and other affiliated companies of the Company are referred to hereinafter collectively as the “Company’s Affiliates.” Notwithstanding any implication to the contrary contained in this Section 2(b). Executive may (i) devote reasonable periods of time to serve as a director to other organizations; (ii) participate in charitable, civic, educational, professional, community or industry affairs; and (iii) manage Executive’s and his family’s passive personal investments; provided, however, that such service, participation or management does not materially interfere with the performance of his duties hereunder and is not in conflict or competitive with, or adverse to, the interests of the Company or any of the Company’s Affiliates.

(c) The Board shall take such action as may be necessary to appoint or elect Executive as a member of the Board and, if applicable, the board of directors of the Company’s Affiliates (the “Company’s Affiliates Board”) as of the Effective Date. Thereafter, during the Employment Period, the Board and, if applicable, the Company’s Affiliates Board shall nominate Executive or cause Executive to be nominated for re-election as a member of the Board and, if applicable, the Company’s Affiliates Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

3. Compensation and Benefits.

(a) Commencing on the Effective Date and continuing throughout the remainder of the Employment Period, Executive’s Base Salary shall be $750,000 per annum or such higher rate as the Board may determine from time to time; provided that Executive’s Base Salary shall not be decreased below its then current level. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. The Executive’s Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices; provided, however, that Executive’s Base Salary for any partial year shall be pro rated based upon the number of days elapsed in such year.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive will be eligible for an annual target bonus of 40-50%, with the potential for this to increase to up to 100% of Executive’s Base Salary, which annual bonus shall be determined in the good faith discretion of the Board based upon Executive’s performance and the Company’s achievement of budgetary and other objectives set by the Board. Bonuses shall be paid no later than March 15th of the calendar year immediately following the fiscal year to which such bonuses relate. In addition, during the Employment Period, Executive shall be entitled to (i) such other benefits approved by the Board (to be set forth on Schedule 1 hereto, as amended from time to time) and made available to the Company’s senior management, including, without limitation, supplemental term life insurance coverage, accidental death and dismemberment insurance coverage, and supplemental short term disability and long term disability insurance coverage, (ii) such other benefits that the Company provides, generally, to or for the benefit of the Company’s employees (including, without limitation, medical and hospitalization insurance coverage, participation in the Company’s 401(k) retirement plan, and so forth), subject to the eligibility and participation requirements of applicable plans, and (iii) a monthly automobile allowance of $1,000 payable on the last day of each month.

(d) Executive shall be entitled to four (4) weeks of paid vacation per fiscal year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(e) Within thirty (30) days upon presentation of appropriate documentation, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to equity arrangements, up to a maximum of $25,000.

(f) All amounts payable to Executive as compensation hereunder shall be subject to all required withholding by the Company.

(g) In the event that any amount or benefit that may be paid or otherwise provided to or in respect of Executive by the Company or the Company’s Affiliates, whether pursuant to this Agreement or otherwise, is or may become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the provisions of Exhibit C attached hereto shall be applicable.

4. Term: Severance.

(a) The Employment Period will continue until (i) Executive’s resignation with or without Good Reason, (ii) Executive’s death or Disability or (ii) the Board’s termination of the Employment Period at any time with or without Cause, in each case a “Separation” hereunder. Except as otherwise provided herein, any termination of the Employment Period by the Board shall be effective as specified in a written notice from the Board to Executive. For any Separation, Executive shall be entitled to payment of (A) any unpaid Base Salary through the date of termination, payable in accordance with the Company’s payroll practices; (B) any bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable in accordance with Section 3(c) hereof; (C) reimbursement for any unreimbursed business expenses incurred through the date of termination; (D) any accrued but unused vacation time in accordance with the Company’s vacation policy; and (E) all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, clauses (A) through (E) shall hereafter be referred to as the “Accrued Amounts”).

(b) In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the Company will continue to pay to Executive, consistent with past payroll practices, Executive’s Base Salary (the “Severance Amount”) during the 12-month period immediately following the Separation (the “Severance Period”), if and only if Executive has executed and delivered to the Company a General Release in form and substance substantially similar to Exhibit A attached hereto and, then, for only so long as Executive has not materially breached any provision of Section 5, Section 6 or Section 7 hereof. In addition, in the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the Company will pay, during the Severance Period all premiums arising under the Company’s health insurance policies on the same basis as the Company paid such premiums prior to the Separation, provided, however, that Executive shall make a COBRA election in accordance with the said plan, the Company continues to provide coverage under the plan to the Company’s employees generally, and the Executive continues to be eligible for continuation coverage under the said plan pursuant to COBRA and the terms of the plan. The payments of the Severance Amount described in this Section 4(b) shall commence on the first payroll date occurring after the sixtieth (60th) day following the effective date of such termination and and shall include payment of any amounts that would otherwise be due prior thereto; provided that Executive has executed the General Release as contemplated by this Section 4(b) and the applicable revocation period has lapsed. Notwithstanding the foregoing, in the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within two (2) years following a Change of Control (as defined in the Tumi Amended and Restated Subscription and Stockholders Agreement, dated November 15,

2004), the Company will continue to pay to Executive the Severance Amount, consistent with past payroll practices, during an eighteen (18) month period immediately following the Separation rather than a twelve (12) month period.

(c) In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company without Cause or a resignation for Good Reason, Executive shall only be entitled to the Accrued Amounts.

(d) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination of the Employment Period shall cease upon such termination (other than those expressly required under applicable law, such as COBRA).

(e) For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company and/or to any of the Company’s Affiliates and/or any of their customers or suppliers, (ii) conduct tending to bring the Company and/or any of the Company’s Affiliates into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company and/or to any of the Company’s Affiliates, (v) any breach of Section 2(b) of this Agreement which is not cured within 10 days after the Company delivers written notice of such breach to Executive, and/or (vi) any breach of Section 5, Section 6 and/or Section 7 of this Agreement.

(f) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Company that Executive intends to terminate the Executive’s employment hereunder for one of the reasons: (i) a material diminution in Executive’s Base Salary, (ii) a material diminution in Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), (iii) relocation of Executive’s primary work location by more than 50 miles from its then current location, which relocation is materially adverse to Executive, (iv) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of directly to the Board, (v) a material dimunition in the budget over which Executive retains authority, and (v) a material breach of any term under this Agreement. Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such Good Reason event. If such circumstances are not fully corrected in all material respects by the Company within the thirty (30) day period set forth above, Executive’s employment shall terminate with Good Reason on the date that is forty-five (45) days following the Company’s receipt of such written notice from Executive.

(g) For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) consecutive days (including weekends and holidays). Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of such term under Section 409A (as defined in Section 20(a) hereof) Executive shall on such date automatically be terminated from employment as a Disability termination.

(h) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment.

5. Confidential Information: Return of Company Property. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company and the Company’s Affiliates (“Confidential Information”) are the property of the Company and/or the Company’s Affiliates. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board. Confidential Information shall not apply to any information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to and available for use by the public other than as a result of Executives’s acts or omissions; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure). Executive shall deliver to the Company at the termination of the Employment Period all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and/or the Company’s Affiliates which he may then possess or have under his control. Executive may retain Executive’s rolodex and similar address books. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of the Company’s Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and/or the Company’s Affiliates (“Work Product”) belong to the Company or to one or more of the Company’s Affiliates. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company, he shall become familiar with the trade secrets of the Company and the Company’s Affiliates and with other Confidential Information concerning the Company and the Company’s Affiliates, and that his services have been and shall be of special, unique and extraordinary value to the Company and to the Company’s Affiliates. Therefore, Executive agrees that:

(a) during the Employment Period and for a period of twelve (12) months thereafter (the “Noncompete Period”). Executive shall not, within the United States, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Protected Business of the Company or the Company’s Affiliates. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in the Protected Business, so long as Executive has no active participation in the business of such corporation. In addition, this Section 7(a) shall not be violated by Executive commencing employment with a subsidiary, division or unit of any entity that engages in the Protected Business so long as Executive and such subsidiary, division or unit does not engage in the Protected Business;

(b) during the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of the Company’s Affiliates to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company and/or any of the Company’s Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any or any of the Company’s Affiliates within 180 days prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of the Company’s Affiliates to cease doing business with the Company or such Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of the Company’s Affiliates, or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of the Company’s Affiliates and with which the Company and/or or any of the Company’s Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of the Company’s Affiliates in the two-year period immediately preceding the Separation. Notwithstanding the foregoing, this Section 7(b) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company or the Company’s Affiliates, (B) Executive serving as a reference, upon request, for any employee of the Company or or the Company’s Affiliates, or (C) actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring;

(c) for the purposes of this Agreement, “Protected Business” shall mean the business of designing, manufacturing, marketing, distributing or retailing: (i) luggage, backpacks, totes and handbags; (ii) business cases and accessories; and (iii) wallets, cases, travel aids, small leather goods and similar accessories;

(d) if, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law;

(e) in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company and/or one or more of the Company’s Affiliates, as the case may be, in addition and supplementary to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security); and

(f) the provisions of this Section 7 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 5, Section 6 and this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 5, Section 6 and/or this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. In addition, Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

8. Executive’s Representations. Executive hereby represents and warrants to the Company, with the exception of the restrictions set forth in Executive’s most recent employment agreement with Executive’s prior employer, a copy of which has been provided to the Company, that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or any similar agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9. Survival. Sections 4 through 18 (inclusive) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Company:

Tumi, Inc.

1001 Durham Avenue

South Plainfield, NJ 07080

Telephone: (908) 222-7800

Facsimile: (908) 222-6675

Attention: Chief Executive Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street, Canary Wharf

London, E14 5DS, England

Telephone: + 44.20.7519.7000

Facsimile: + 44.20.7519.7070

Attention: Allan Murray-Jones

Notices to Executive:

At the address shown on the records of the Company

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns, and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board), its successors and assignees, and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18. Arbitration. Except with respect to any dispute or claim under Section 5, Section 6 or Section 7 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and the Company’s Affiliates (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 18 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or state court of competent jurisdiction sitting in Newark, New Jersey, and agrees that such court shall be the exclusive forum with respect to any dispute or claim under Section 5, Section 6 or Section 7 hereof and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

19. Indemnification and Liability Insurance. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and the Company’s Affiliates. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company.

20. General 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. The Company represents to Executive that its plans, programs and policies are in compliance with Section 409A and shall administer this Agreement and such plans, programs and policies in compliance therewith.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

TUMI, INC.

/s/ YANN DUCHESNE
By:	YANN DUCHESNE
Its:	BOARD DIRECTOR

/s/ JEROME GRIFFITH
JEROME GRIFFITH

EXHIBIT A

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by Tumi, Inc., a New Jersey corporation (together with its affiliates, the “Company”), of its material obligations under the Employment Agreement, dated as of             , 2008 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 4(b) or 4(c) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.	Except as provided in paragraph 4 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or any other federal or state law which regulates or otherwise applies to employment, including the New Jersey Conscientious Protection Act, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any federal or state claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). Notwithstanding the foregoing, nothing in this General Release shall be deemed to be or operate as a waiver or release of: (i) my rights to severance, expense reimbursement, and other payments and benefits upon termination of employment pursuant to Section 4 of the Agreement; (ii) my rights to receive severance pay or any other rights under this General Release; (iii) my rights of indemnification and directors and officers liability insurance coverage with regard to my service as an officer or director of the Company or other fiduciary capabilities; (iv) my rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company; (v) claims that may arise after the date that I sign this General Release or any claims or rights that cannot be waived by law, including the right to file an administrative charge for discrimination; (vi) my equity awards that are vested or which may vest under any equity, equity-based, profits interest, stock option, or similar plans, agreements, and/or notices to the extent set forth in such awards or as otherwise provided for in such documents, which awards shall be subject to all the terms and conditions of such documents; and (vii) my rights as a stockholder of the Company.

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 hereof as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release unless the Company has failed to fulfill its obligations hereunder. I also agree that if I violate this General Release by suing the Company or the other Released Parties with regard to any matter released herein and the Company has fulfilled its obligations hereunder, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding regarding matters to which I have knowledge as a result of the my employment with the Company. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will provide legal representation for my behalf, if necessary, and will reimburse me for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

12.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , 2008, TO CONSIDER IT, AND THE CHANGES MADE SINCE THE , 2008, VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	THE CHANGES TO THE AGREEMENT SINCE , 2008, EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

10.	I UNDERSTAND THAT ANY FACT, EVENT OR CIRCUMSTANCE OF WHICH I AM NOT NOW PRESENTLY AWARE AND WHICH I SUBSEQUENTLY BECOME AWARE OF, WHICH RELATES TO OR INVOLVES IN ANY MANNER, EITHER DIRECTLY OR INDIRECTLY, ANY ASPECT OF MY EMPLOYMENT AND TERMINATION OF EMPLOYMENT, WILL NOT IN ANY MANNER EFFECT THE FINALITY AND ENFORCEABILITY OF THIS GENERAL RELEASE BY THE COMPANY.

DATE:	,

EXHIBIT B

ARBITRATION PROCEDURE

1. Notice of Claim. A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.

2. Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, the Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) in Newark, New Jersey to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

3. Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

(a) Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b) All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c) Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d) Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

(e) Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f) No later then twenty (20) days prior to the hearing date scheduled by the arbitrator each party shall provide the other, and the arbitrator, with a list and copies of the documents upon which they may rely and/or submit as exhibits at the hearing and a list of the witnesses they may present, with a reasonably detailed summary of the testimony that each witness may give.

(g) Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.

(h) Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”). The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

(i) The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the applicable Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

4. Costs of Arbitration. The costs and expenses of such arbitration shall be borne equally by the Company and Executive, and each party shall separately pay its own attorneys’ fees and expenses.

5. Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

6. Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

EXHIBIT C

PARACHUTE TAX INDEMNITY PROVISIONS

This Exhibit C sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 3(g) of the Agreement. This Exhibit C shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit C shall have the meanings set forth in the Agreement.

(a) So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the “Code”)), to the Executive or for the Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive additional payments (a “Gross-Up Payment”) in an amount equal to the Excise Taxes imposed upon the Parachute Payment and the Gross-Up Payment. Except as expressly provided in this clause (a), the Executive shall not be entitled to any additional payments in connection with any Parachute Payments or Gross-Up Payments, including any reimbursement for the income tax thereon.

(b) If the Company is not described in Section 280G(b)(5)(A)(ii)(I) of the Code, and if the Executive shall become entitled to a Parachute Payment, which Parachute Payment will be subject to the Excise Tax, subject to clause (d) below, then the Company shall pay to the Executive at the time specified below (i) a Gross-Up Payment such that the net amount retained by the Executive, after deduction of any Excise Tax on the Parachute Payment and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Parachute Payment, shall be equal to the Parachute Payment, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(c) Notwithstanding the foregoing provisions of this Exhibit C, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Parachute Payments would not be subject to the Excise Tax if the Parachute Payments were reduced by an amount that is less than 10% of the Safe Harbor Cap (as defined below), then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. For purposes of reducing the Parachute Payments to the Safe Harbor Cap, any cash severance shall be reduced first, then the special bonus in the event of a Sale Event (as defined in the letter agreement between the Company and

Executive, dated December 22, 2008), and then any other amounts that are not “deferred compensation” within the meaning of Section 409A of the Code (and the order of such amounts designated by Executive).

(d) For purposes of determining whether any of the Parachute Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”), such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(e) For purposes of determining the amount of the Gross-Up Payment, the Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Executive to the Excise Tax occurs shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross- Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(f) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(g) The Gross-Up Payment or portion thereof provided for above shall be paid not later than the sixtieth (60th) day following an event which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, subject to further payments pursuant to clause (e) above, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, subject to clauses (d) and (j), such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(h) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive but the Executive shall control any other issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

(i) The Company shall be responsible for all charges of the Accountants.

(j) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit C.

(k) Nothing in this Exhibit C is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(l) Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit C shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive. The provisions of this Exhibit C shall survive the termination of the Executive’s employment with the Company for any reason and any amount payable under this Exhibit C shall be subject to the provisions of Section 20 of the Agreement.

Schedule 1

Benefits Provided to Senior Management

Enhanced Short-Term Disability:

Provides a weekly benefit equal to 66 2/3% of Executive’s salary, up to a maximum of $2,000 per week, following Executive’s disability due to injury or illness for a period of seven consecutive days (from the date of such injury or illness) for a maximum of 26 weeks. Payments shall be in addition to any payments to which Executive is entitled under applicable state- mandated disability programs. As provided in the Agreement, Executive shall be entitled to his full compensation until terminated for Disability (or otherwise) in accordance with the provisions of the Agreement and the foregoing description reflects only the source of funds for a portion of such amounts and not any limitation on the amounts due to Executive.

Enhanced Long-Term Disability:

Provides a monthly benefit equal to 66 2/3% of Executive’s monthly earnings, up to a maximum of $10,000 per month, beginning after 180 consecutive days of disability and generally payable to age 65.

Term Life Insurance:

Provides $200,000 in term life insurance to Executive, with premiums for such coverage paid by the Company.

Travel and Accident Insurance:

Provides $1,000,000 of coverage to Executive, whether Executive is traveling for business or personal reasons.

Medical Benefits Abroad:

Provides medical benefit coverage to Executive while traveling on business outside of the United States.

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